EXHIBIT 10.1
SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS
          This Separation Agreement and Release of All Claims is entered into between AMB Property Corporation, its affiliates and subsidiaries (collectively, “Company”) and David S. Fries (“Employee”). The purpose of this Agreement is to arrange a severance of Employee’s employment with Company on a basis that is satisfactory both to the Company and to the Employee. For purposes of this Agreement, the term “Termination Date” shall mean October 1, 2005.
          1.     Effective as of the Termination Date, Employee’s employment will end as a result of his resignation from Company. The resignation by Employee of his employment shall not affect any benefits or entitlements due Employee under this Agreement. Employee’s residence is in Massachusetts, and Employee presently works in Massachusetts.
          2.     Both Employee and Company are entering into this Agreement as a way of concluding the employment relationship between them and of settling voluntarily any dispute or potential dispute that Employee has or might have with Company as of the date this Agreement is signed.
          3.     In return for Employee agreeing to this Agreement, Company agrees to provide Employee the following, subject to Paragraph 13 of this Agreement.
                    a.     Salary. Company will continue Employee’s base salary through the Termination Date, and will pay Employee’s base salary from the Termination Date through December 31, 2005 to Employee in a lump sum, less all applicable deductions, on the Termination Date.
                    b.     Bonus. Provided that Employee is not in Default (as hereafter defined) of this Agreement as of January 1, 2006, Company will pay Employee a prorated target bonus, based on 8 months’ employment through August 31, 2005, in the amount of $218,041, less all applicable deductions. Company will pay Employee this bonus at the same time Company pays other employees their bonuses with respect to 2005, or by March 31, 2006, whichever is earlier. As used herein, the term “Default” shall mean a material breach by Employee of its obligations under Paragraphs 8, 9, 10 and 15 below, which breach is not cured by Employee within a reasonable period of time following delivery by Company to Employee of written notice describing such breach.
                    c.     Benefits. Company, at its sole cost and expense, will continue Employee’s full benefits, including those provided under the Change in Control Agreement (as described in Paragraph 4), and including direct and matching contributions to Employee’s 401(k) plan consistent with current practice, through December 31, 2005, provided, that (A) with respect to all health benefits presently afforded to Employee and his family (medical, dental and vision), Company, at its sole cost and expense, will continue Employee’s full benefits until the earlier of (1) December 31, 2006 and (2) the effective date that Employee (and his family) are afforded substantially similar health benefits by another employer, and (B) with respect to Employee’s 401(k) plan, any direct and matching contributions for the period from the Termination Date through December 31, 2005 shall be effectuated in an equivalent lump sum manner on the Termination Date. Employee shall promptly notify Company of the occurrence of the date described in clause (A)(2) above if such occurs prior to December 31, 2006.
                    d.     Unvested Restricted Stock/Stock Options. Immediately upon the occurrence of the Termination Date, Employee shall be entitled to the:
● Vesting of all “annual” incentive restricted stock grants that are scheduled to vest on January 1, 2006 (15,320 shares).
● Vesting of all currently unvested shares of “bonus elected” restricted stock (4,705 shares).

● Vesting of all “annual” incentive stock option grants that are scheduled to vest on January 1, 2006 (34,202 option shares).
● Vesting of all currently unvested “bonus elected” stock option grants (4,274 option shares).
          4.     In the event that Company enters into a binding agreement, prior to December 31, 2005, involving the sale or any other “Change in Control” of the Company or its assets, and such transaction is ultimately consummated (whether before or after December 31, 2005), Employee shall be entitled to all benefits he would have been afforded under Employee’s Amended and Restated Change in Control and Non-Competition Agreement dated December 9, 2004 (the “Change in Control Agreement”), as if Employee had remained in the employ of Company through the closing date of such sale or other transaction constituting a change in control, including, without limitation, the full vesting of all unvested shares and options (including all such unvested shares and options not vested pursuant to Paragraph 3.d above) and the severance pay described in Section 3.3(b) thereof and the gross-up payment described in Section 3.4 thereof; provided, however, that any amount paid pursuant to this Paragraph 4 shall be reduced by any amounts paid to Employee pursuant to Paragraph 3.b. of this Agreement.
          5.     Effective as of August 31, 2005, Employee will resign his positions as an Officer of AMB Property Corporation and as an Officer and/or Director of any affiliates and subsidiaries thereof. The resignation by Employee of his officer title and responsibilities shall not affect any benefits or entitlements due Employee under this Agreement.
          6.     Following the mutual execution of this Agreement and continuing through the Termination Date, and to the extent requested by the Company, Employee agrees to make himself reasonably available to the Company to provide assistance with respect to effecting an orderly transition of his past and current responsibilities and for such other matters that may reasonably be requested by the Company, provided that Employee shall not be required to devote a material amount of time to such efforts and shall not be required to be physically present at a Company office. Employee’s obligation to provide any services to, or perform any work on behalf of, Company following the mutual execution of this Agreement shall be limited to Employee’s obligations under this Paragraph 6. During this transition period, Employee will act in the capacity as a senior advisor to the Chairman and CEO, Hamid R. Moghadam, and the President, W. Blake Baird.
          7.     Nothing contained in Paragraph 6 or elsewhere in this Agreement or otherwise shall in any manner preclude Employee from accepting, after August 31, 2005, consulting or other self-employment that is not in violation of Paragraph 8 below, and the taking of any such assignments (and receiving remuneration there from) shall not in any manner limit or impair any of Employee’s rights or benefits hereunder.
          8.     For one (1) year after the Termination Date, Employee shall not, without the prior consent of the Company, in any geographic area where Company does business or is planning to do business as of the Termination Date, become employed by, or retained as a consultant of, or provide services for compensation of any kind in any capacity, to any Competitive Entity (as hereafter defined). As used herein, the term “Competitive Entity” shall mean a public or private business that focuses primarily on the ownership, development or operation of distribution, warehouse, air cargo or logistic-oriented properties (“Industrial Properties”).
          9.     For two (2) years after the Termination Date, Employee shall not, without the prior written consent of the Company, directly or indirectly recruit, solicit, or attempt to hire any person who is or was employed by Company or is or was a consultant of Company (i) as of the Termination Date, or (ii) at any time within the year prior to the Termination Date. Notwithstanding the foregoing, (i) Employee shall not be considered to have violated this Paragraph 9 if a subsequent employer of Employee engages in any activity prohibited by this paragraph without Employee’s participation, and (ii) Employee shall not be prohibited in engaging in an activity otherwise prohibited by this paragraph with respect to any employee whose employment with the Company has been terminated prior to Employee engaging in any such activity.
          10.     Except in connection with any proceedings between Employee and Company pursuant to Paragraph 20 of this Agreement, Employee agrees that he will not make any negative or disparaging comments concerning Company or its operations, or his employment with and/or departure from Company to any individual or entity. Except in connection with any proceedings between Employee and Company pursuant to Paragraph 20 of this Agreement, Company agrees that neither it nor any of its executive officers will make, and Company agrees that it shall use its reasonable best efforts to prevent all of its other officers, directors and employees from making, directly or through inference, orally or in writing, any negative or disparaging comments concerning Employee or his employment with and/or departure from Company to any individual or entity.
          11.     In return for the foregoing payments and benefits in Paragraphs 3 and 4, but without in any manner impairing Employee’s right to seek indemnification from Company as described in Paragraph 24 below, Employee, for himself and his spouse, heirs, executors, representative and assigns, forever releases Company and Company’s officers, directors, managers, employees, agents and representatives from any and all claims, actions, and causes of action which Employee has or might have concerning his employment with Company or the termination of employment, up to the date of the signing of this Agreement. All such claims are forever barred by this Agreement and without regard as to whether those claims are based upon any alleged breach of contract or covenant of good faith and fair dealing; any alleged employment discrimination or other unlawful discriminatory acts, including claims under Title VII, the California Fair Employment and Housing Act, the Americans with Disabilities Act, the California Labor Code, the Massachusetts Fair Employment Practices law (Mass. Gen. Laws Ch. 15B, § 1, et seq.), the Massachusetts Law on Age Discrimination (Mass. Gen. Laws, Ch. 149, § 24A), the Family and Medical Leave Act, the Employee Retirement Income Security Act and the Age Discrimination in Employment Act; any alleged tortious act resulting in physical injury, emotional distress, or damage to reputation or other damages; or any other claim or cause of action as of the date of the signing of this Agreement. Nothing in this Agreement shall prohibit Employee from filing a charge, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission (EEOC) or participating in any investigation or proceeding conducted by the EEOC.
          12.     Employee agrees that the payments and benefits in Paragraphs 3 and 4 shall constitute the entire amount of monetary consideration provided to him under this Agreement and that he will not seek any further compensation for any other claimed damages, costs or attorneys fees in connection with the matters encompassed by this Agreement.
          13.     Employee understands that:
                       a.     He has twenty-one days in which to consider signing this Agreement;
                       b.     He has carefully read and fully understands all of the terms of the Agreement;
                       c.     He is, through this Agreement, releasing Company from any and all claims he may have against it;

                       d.     He knowingly and voluntarily agrees to all of the terms set forth in this Agreement;
                       e.     He knowingly and voluntarily intends to be legally bound by this Agreement;
f. He was advised and hereby is advised in writing to consult with an attorney of his choice prior to signing this Agreement;
                       g.     He understands that rights or claims under the Age Discrimination in Employment Act of 1967 that may arise after the date this Agreement is signed are not waived; and
                       h.     He has a full seven days following the signing of this Agreement to revoke it and he has been and hereby is advised in writing that this Agreement will not become effective or enforceable until that seven day revocation period has expired and Employee has not revoked the Agreement.
     14.     This Agreement is in full satisfaction of disputed claims and by entering into this Agreement, Company is in no way admitting liability of any sort. This Agreement, therefore, does not constitute an admission of liability of any kind.
     15.     Employee has had access to non-public confidential, proprietary and/or trade secret information relating to Company’s business which was acquired or disclosed to Employee during the course of his employment with Company (“Confidential Information”). Such Confidential Information may include, but is not limited to, business strategies, financial reports, litigation matters, computer programs and software, customer information, business plans and operations, and other information and records which are owned by Company and are regularly used in the operation of its business. Prior to and at all times after the Termination Date, Employee shall not, directly or indirectly, disclose or make available to any third party any

Confidential Information, except to the extent required by law or necessary for legitimate law enforcement or compliance purposes. In such a situation, Employee shall promptly notify Company in writing of his intended disclosure(s), and will not disclose such Confidential Information until Company has had a reasonable amount of time to prevent such disclosure(s). “Confidential Information” does not include any information that (a) is or becomes generally available to the public other than as a result of disclosure or actions by any party hereto in violation of this agreement, (b) is or becomes available to any party hereto on a nonconfidential basis from a source (other than any other party hereto) which such party reasonably believes is not prohibited from disclosing such information to such party by a contractual legal or fiduciary obligation to such other party hereto or (c) was in such party’s possession prior to the date of this Agreement and was obtained on a nonconfidential basis from a source (other than any other party hereto) that such party reasonably believes was not prohibited by a contractual, legal or fiduciary obligation to such other party hereto from disclosing such information to such party.
          16.     Should any provision of this Agreement be determined by any court or arbitrator to be wholly or partially illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions shall not be affected, and said illegal, unenforceable or invalid provisions shall be deemed not to be a part of this Agreement.
          17.     The parties agree that this document contains their complete and final agreement and that there are no representations, statements, or agreements which have not been included within this document.
          18.     The parties acknowledge that in signing this Agreement, they do not rely upon and have not relied upon any representation or statement made by any of the parties or their agents with respect to the subject matter, basis or effect of this Agreement, other than those specifically stated in this Agreement.
          19.     This Agreement shall be binding upon the parties and upon their heirs, administrators, representatives, executors and assigns. Employee expressly warrants that he has not transferred to any person or entity any rights, causes of action or claims released in this Agreement.
          20.     The parties agree that any dispute regarding the application and interpretation or alleged breach of this Agreement shall be subject to final and binding arbitration before a neutral arbitrator referred by the Judicial Arbitration and Mediation Service (JAMS). That arbitrator shall be selected by the parties from the list of proposed arbitrators referred by JAMS. The arbitrator shall have the right, but not the obligation, to grant costs and attorneys fees to the losing party to the arbitration.
          21.     This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective binding agreement on the part of each of the undersigned. For purposes of promoting timely compliance under this Agreement, facsimile transmission of executed documents shall be deemed sufficient evidence of execution to warrant commensurate performance. The fully executed original(s) shall nevertheless be delivered by mail or by hand.
          22.     Massachusetts law shall govern the validity and interpretation of this Agreement.
          23.     For purposes of this Agreement, the parties warrant that they respectively have the authority to sign this Agreement on behalf of Employee and Company. Employee has signed this Agreement in Boston, Massachusetts.

          24.     Nothing contained in this Agreement shall impair or affect any of Employee’s rights to indemnification afforded or provided to Employee under Company’s organizational documents, Section 5.10 of the Change in Control Agreement, or by law or otherwise, relating in any manner to matters arising out of or relating to Employee’s employment with Company or Employee discharging his duties on behalf of Company, the parties expressly acknowledging and agreeing that all such rights shall survive both execution of this Agreement and the Termination Date.

DAVID S. FRIES

Date: August 17, 2005	/s/ David S. Fries

AMB PROPERTY CORPORATION

Date: August 17, 2005	By: /s/ Nancy J. Hemmenway

10